Exhibit 10.1

January 6, 2025

Cantor Equity Partners I, Inc.

110 East 59th Street

New York, NY 10022

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Cantor Equity Partners I, Inc., a Cayman Islands exempted company (the “Company”), and Cantor Fitzgerald & Co. as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of up to 20,000,000 of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”). The Class A Ordinary Shares will be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Class A Ordinary Shares listed on The Nasdaq Global Market. Certain capitalized terms used herein are defined in paragraph 10 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Cantor EP Holdings I, LLC (the “Sponsor”) and the undersigned individuals, each of whom is a member of the Company’s board of directors (the “Board”) and/or management team (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1. The Sponsor and each Insider agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (a) vote any Ordinary Shares (as defined below) owned by it, him or her in favor of any proposed Business Combination (except that any public shares that an Insider may purchase in compliance with the requirements of Rule 14e-5 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) would not be voted in favor of approving the business combination transaction) and (b) not redeem any Ordinary Shares owned by it, him or her in connection with such shareholder approval (or sell any Ordinary Shares in a tender offer undertaken in connection with a proposed Business Combination).

2. The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering, or (i) such earlier period approved by the Board or (ii) such later period approved by the Company’s shareholders (the “Completion Window”), each in accordance with the Company’s amended and restated memorandum and articles of association (as it may be amended from time to time, the “Articles”), the Sponsor and each Insider shall take all reasonable steps to cause the Company to (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Class A Ordinary Shares sold in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agrees to not propose any amendment to the Articles (i) to modify the substance or delay the timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the Completion Window or (ii) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, unless the Company provides its public shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes), divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account as a result of any liquidation of the Company with respect to the Founder Shares (as defined below) or Private Placement Shares held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any Ordinary Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or a shareholder vote to approve an amendment to the Articles to modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Articles or in the context of a tender offer made by the Company to purchase Offering Shares (although the Sponsor, the Insiders and their respective current or future affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the Completion Window).

3. (a) During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, other than to permitted transferees as described in paragraph 6(c) below, the Sponsor and each Insider shall not, without the prior written consent of the Representative, Transfer any Ordinary Shares. Each of the Insiders and the Sponsor acknowledges and agrees that, following any release or waiver of the restrictions set forth in this paragraph 3 or paragraph 6 below, the Company shall promptly announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer. If a discretionary waiver, release or termination of any of the Founder Share restrictions (each, a “Lock-Up Waiver”) applicable to any party subject to a lock-up agreement is granted, other than to the Company (each, a “Lock-Up Party”), then a substantively identical Lock-Up Waiver shall be deemed to apply to each of the undersigned’s Founder Shares on a pro rata basis based on the portion of the Lock-Up Parties’ Founder Shares that were granted the Lock-Up Waiver; provided that such pro rata waiver, release or termination shall be in the same manner and on the same terms (including with respect to any conditions or provisos that apply to such waiver or termination) from such restriction.

(b) During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor shall not sell, transfer, assign, pledge or hypothecate any of its Private Placement Shares, or subject any of its Private Placement Shares to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities, except as provided in FINRA Rule 5110(e)(2).

4. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the Completion Window, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (a) any third party for services rendered or products sold to the Company or (b) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor shall (i) apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of the funds in the Trust Account to below the lesser of (x) $10.00 per Offering Share and (y) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets less interest released to pay taxes, (ii) shall not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (iii) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or by the Company’s auditor. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 30 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

5. The Sponsor and each Insider hereby severally agrees and acknowledges that: (a) the Underwriters and the Company would be irreparably injured in the event of a breach by the Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 6(a) and 6(b), as applicable, of this Letter Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief from the breaching party, in addition to any other remedy that such party may have in law or in equity against the breaching party, in the event of such breach.

6. (a) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or Class A Ordinary Shares issuable upon conversion thereof) until the earlier of (i) one year after the completion of the Company’s initial Business Combination and (ii) subsequent to the Business Combination, (x) if the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Shares until 30 days after the completion of the Company’s initial Business Combination (the “Private Placement Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 6(a) and (b), Transfers of the Founder Shares or Private Placement Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted (i) to the Company’s officers or directors, any current or future affiliate or family member of any of the Company’s officers or directors or any current or future affiliate of the Sponsor or to any member(s), officers, directors or employees of the Sponsor or any of its current or future affiliates, or as a gift to a charitable organization; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, any current or future affiliate of such individual; (iii) to a charitable organization; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of an initial Business Combination at prices no greater than the price at which the shares were originally purchased; (vii) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; or (viii) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; provided, however, that in the case of clauses (i) through (vi) or (viii), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

7. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all material respects and does not omit any material information with respect to the Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all material respects. Each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (a) involving fraud, (b) relating to any financial transaction or handling of funds of another person, or (c) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

8. Except as disclosed in the Prospectus, neither the Sponsor nor any officer, nor any current or future affiliate of the Sponsor or any officer, nor any director of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

9. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director on the board of directors of the Company and hereby consents to being named in the Prospectus as a director of the Company.

10. As used herein, (a) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (b) “Class B Ordinary Shares” shall mean the Class B ordinary shares of the Company, par value $0.0001 per share; (c) “Founder Shares” shall mean the 5,000,000 Class B Ordinary Shares initially issued to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.005 per share, prior to the consummation of the Public Offering; (d) “Initial Shareholders” shall mean the Sponsor and any Insider that holds Founder Shares; (e) “Ordinary Shares” shall mean, collectively, the Class A Ordinary Shares and the Class B Ordinary Shares; (f) “Private Placement Shares” shall mean the 500,000 Class A Ordinary Shares that the Sponsor has agreed to purchase for a purchase price of $5,000,000, or $10.00 per share, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (g) “Public Shareholders” shall mean the holders of Class A Ordinary Shares issued in the Public Offering; (h) “Trust Account” shall mean the trust fund into which a portion of the net proceeds from the Public Offering and the sale of the Private Placement Shares shall be deposited; and (i) “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

11. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance in an amount and type that is appropriate for a blank check company such as the Company, and each Insider shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto affected by such change, amendment or modification except any waiver need only be executed by the party waiving its rights hereunder.

13. No party hereto may assign, in whole or in part, either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto, any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

15. This Letter Agreement may be executed in any number of original or facsimile or other electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the federal or state courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

18. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

19. This Letter Agreement shall terminate on the earlier of (a) the expiration of the Lock-up Periods or (b) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2024.

[Signature Page Follows]

Sincerely,

CANTOR EP HOLDINGS I, LLC

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick

By:	/s/ Jane Novak
Name:	Jane Novak

By:	/s/ Danny Salinas
Name:	Danny Salinas

By:	/s/ Douglas Barnard
Name:	Douglas Barnard

By:	/s/ Robert Sharp
Name:	Robert Sharp

Acknowledged and Agreed:

CANTOR EQUITY PARTNERS I, INC.

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

[Signature Page to Letter Agreement - Cantor Equity Partners I, Inc. (Insider Letter)]

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